Exhibit 4.1

FORTUNE BRANDS INNOVATIONS, INC.

[GRANT DATE] Inducement Performance Share Award Agreement (the “Agreement”)

Fortune Brands Innovations, Inc., a Delaware corporation (the “Company”), grants to the undersigned “Holder” an inducement performance share award (the “Award”). This Award is being granted to Holder as an “employment inducement award” under Section 303A.08 of the New York Stock Exchange Listed Company Manual and is granted outside of the Fortune Brands Innovations, Inc. 2022 Long-Term Incentive Plan (the “Plan”). Notwithstanding that the Award is granted outside of the Plan, except as expressly provided otherwise, the Award shall be administered in a manner consistent with the terms and conditions of the Plan. The date of the grant, the number of shares of Common Stock of the Company to be paid to Holder under the Award (“Performance Shares”), the applicable performance goals (“Performance Measures”), the period during which the Performance Measures may be achieved (the “Performance Period”), and the period during which time-based conditions may be applicable to the Award (the “Vesting Period”) are provided in a separate notice outlining specifics of the Award (the “Award Notice”) and on the Company’s online administrative system. Capitalized terms not defined in this Agreement have the meanings specified in the Plan or the Award Notice, as applicable.

1. Number of Shares Payable Pursuant to Award; Holding Period. Subject to the certification by the Committee and except as otherwise provided in this Agreement, the number of Performance Shares payable to Holder shall be determined based on the satisfaction of the Performance Measures as set forth in the Award Notice; provided, however, that no Performance Shares shall be payable for the Performance Period if none of the Performance Measures are met. Except as otherwise provided under Section 2 below, any Performance Shares that become payable to Holder under this Award will be issued to Holder (or, in the event of Holder’s death or termination due to Disability, Holder’s appointed and qualified executor or other personal representative) by the Company as soon as practicable (but in any event no later than sixty (60) days) following the vesting of the Award. Except as provided pursuant to Section 4 hereunder, Holder understands any agrees that any shares of Common Stock issued to Holder hereunder shall be retained by Holder for the duration of Holder’s employment with the Company or any of its Subsidiaries; and at least 50% of such shares of Common Stock must be retained by Holder for at least one (1) year following Holder’s death or termination of employment with the Company or any of its Subsidiaries (the “Holding Requirement”); provided, however, that the Holding Requirement shall lapse upon a Change in Control.

2. Termination of Employment During the Performance Period.

(a) In the event of Holder’s death, termination of employment due to Disability or termination by the Company without Cause, in each case, during the Vesting Period, Holder or Holder’s beneficiary or estate (as applicable) will be entitled to vest, effective as of the date of such termination, in the number of Performance Shares which have been earned, but not yet vested, as of such date based upon the Performance Measures satisfied as of such date, as calculated in accordance with the Award Notice. Any such vested Performance Shares will be issued to Holder (or, in the event of Holder’s death or termination due to Disability, Holder’s appointed and qualified executor or other personal representative) by the Company as soon as practicable following the date of such death or termination due to Disability or by the Company without Cause, but no later than sixty (60) days following such date. Any such Performance Shares which do not become vested as of the date of such death, termination for Disability or termination by the Company without Cause will be immediately forfeited and cancelled for no consideration. For purposes of this award, (i) Holder will have a “Disability” if Holder is receiving benefits under the long-term disability plan maintained by Holder’s employer at the time of Holder’s termination of employment and (ii) “Cause” shall have the meaning set forth in the Holder’s Agreement for the Payment of Benefits Following Termination of Employment (the “Termination Agreement”).

(b) If Holder’s employer terminates Holder’s employment for Cause at any time prior to payment of the Performance Shares, then the Award (including all unvested Performance Shares and any vested Performance Shares which have not yet been paid to Holder) will be forfeited and cancelled immediately upon such termination of employment.

(c) Except as otherwise provided in Section 4 below, if Holder’s employment terminates during the Vesting Period for any reason other than death, Disability or by the Company other than for Cause, any then-unvested Performance Shares granted hereunder will be immediately forfeited and cancelled as of such terminate date.

(d) For the purposes of this Agreement, (i) a transfer of Holder’s employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, will not be deemed a termination of employment; (ii) if Holder ceases to serve as an executive officer of the Company, then Holder shall be treated as having a termination of employment for purposes of this Agreement; or (iii) if Holder is granted in writing a leave of absence, Holder will be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence (but not beyond Holder’s separation from service within the meaning of Section 409A of the Code if this Award is deemed to be subject to said Section, using a 29-month period rather than 6-months per U.S. Treasury Regulation §1.409A-1(h)(1)(i) for a leave of absence due to any medically determinable physical or mental impairment as contemplated under such section).

3. Dividend Equivalents. Holder will be entitled to receive dividend equivalents with respect to earned but unvested or unpaid Performance Shares granted hereunder to the extent that the Company pays dividends on the Common Stock prior to the settlement of the Performance Shares. Such dividend equivalents will be equal to the cash dividends (if any) that would have been paid to Holder for the shares of Common Stock subject to such earned but unvested or unpaid Performance Shares had such shares been issued and outstanding on the dividend record date occurring following the Grant Date and prior to the settlement of the Performance Shares. Dividend equivalents (if any) will be subject to the same vesting conditions as the underlying Performance Shares and will be paid to Holder in cash at the same time as the shares of Common Stock subject to the Award are delivered.

4. Change in Control Treatment. In the event of a Change in Control in connection with which this Award is substituted, assumed, or continued by the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, then the Award will be converted to a time-vesting Restricted Stock Unit award with respect to a number of Restricted Stock Units calculated in accordance with the Award Notice (the “Conversion Units”), which Conversion Units shall remain subject to the time-based vesting schedule contemplated in the Award Notice. In the event Holder’s employment is terminated due to death, Disability, by the Company without Cause or by Holder for Good Reason (as defined in the Termination Agreement), in each case, following such Change in Control, (i) any then-unvested Conversion Units will become immediately vested effective as of the date of such termination and (ii) the Company will deliver, to be delivered, one share of Common Stock for each such vested Conversion Unit within sixty (60) days following such termination date. In the event of a Change in Control in connection with which this Award is not substituted, assumed, or continued by the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, then the Performance Shares will vest as of such Change in Control to the extent that the underlying Performance Measures are achieved as of such Change in Control, as calculated in accordance with he Award Notice and the Performance Shares shall be settled within sixty (60) days following such Change in Control; provided, however, if the Performance Shares are subject to Section 409A of the Code and the Change in Control is not a “change in control event” for purposes of Section 409A of the Code, then the Performance Shares shall vest as of such Change in Control, as calculated in accordance with the Award Notice, and the Performance Shares shall be settled in accordance with the time-based vesting schedule set forth in the Award Notice, subject to earlier settlement upon the Holder’s death or termination of employment for any reason.

5. No Stockholder Rights. Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the Performance Shares or other Common Stock issued hereunder unless and until such shares have been recorded on the Company’s official stockholder records as having been issued or transferred to Holder in the form of Common Stock of the Company.

6. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the payment, delivery or issuance of Performance Shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

7. Clawback Policy. Notwithstanding any provision of this Agreement to the contrary, outstanding Performance Shares may be cancelled, and the Company may require Holder to return shares of Common Stock (or the value of such stock when originally paid to Holder), dividend equivalents (if any) issued under this Award and any other amount required by applicable law to be returned, in the event that such repayment is required pursuant to the terms of any clawback or recoupment policy which the Company may adopt from time to time and which is in effect as of the Award Date, including, without limitation, the Fortune Brands Innovations, Inc. Clawback Policy, or such other policy adopted in order to comply with any laws or regulations.

8. Non-transferability. This Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise by Holder, other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

9. Tax Withholding. As a condition to the delivery of shares of Common Stock, Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Holder, including regular salary or bonus payments. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of Common Stock may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum statutory withholding rate in the applicable jurisdiction. The number of shares to be delivered to the Company or withheld from Holder shall be determined by applying the maximum statutory withholding rate, if Holder makes such an election. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Holder. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

10. Adjustments.

(a) In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the terms of this Award (including the number and class of securities subject to the Award and the Performance Measures applicable to the Performance Shares) shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

(b) Appropriate and equitable adjustments (which may be increases or decreases) will be made by the Committee to the Performance Measures to take into account changes in law or to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, but not limited to (i) changes in laws, regulations and accounting principles; (ii) actuarial gains or losses related to defined benefit plan accounting; and (iii) impairment and restructuring related changes.

11. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement, give or be deemed to give Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

12. Restrictive Covenants. In exchange for accepting the Award and in consideration of the Confidential Information (defined below) the Company provides to Holder, benefits Holder is not otherwise entitled to, Holder agrees to the following restrictive covenants:

(a) State Specific Modifications. Holders in California, Colorado, Illinois, Maryland, Minnesota, Texas and Wisconsin are directed to Exhibit A for important limitations on the scope of this Agreement.

(b) Confidential Information. Holder acknowledges that he/she has access to highly confidential information of the Company and any Subsidiary that Holder provides services to or is provided confidential information about, including but not limited to, information concerning: finances, supply and service, marketing, customers (including lists), customer preferences, operations, research and development and other technical information, business and financial plans and strategies, and product costs, sourcing and pricing (“Confidential Information”). The term “Trade Secret” means information that qualifies for protection as a trade secret under applicable law. The Holder agrees that during his/her employment and for three years following the end of Holder’s employment (for whatever reason), Holder will protect the Confidential Information and Trade Secrets to which you are entrusted by the Company and only use such information for business-related reasons; however, Trade Secrets will always remain protected for as long as the information qualifies as a trade secret under applicable law. Holder agrees that, after the end of his/her employment (for whatever reason) or at the Company’s request: (i) he/she will promptly return to the Company (within three (3) business days of the end of his/her employment or upon the reasonable request of the Company) any and all documents and materials in his/her possession or control, whether in hard copy, electronic or other form, that consist of or relate directly or indirectly to Confidential Information and/or Trade Secrets; (ii) if he/she has copies of documents and materials that consist of or relate directly or indirectly to Confidential Information or Trade Secrets on his/her personal computer, tablet or mobile device, he/she will promptly permanently destroy all such files; (iii) he/she will not access the Company’s computer system; and (iv) upon request, he/she will certify, in writing, his/her compliance with 12(b)(i) through (b)(iii) and/or make reasonable accommodations for the Company to forensically certify the same. Nothing in this Agreement is intended to prohibit any activity by Holder which is protected by law. The obligations of this Agreement (including, but not limited to the confidentiality obligations) do not prohibit Holder from reporting any event that Holder reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), cooperating in an investigation conducted by such a government agency, or disclosing to such a government agency any Confidential Information that is lawfully acquired by Holder and that Holder reasonably and in good faith believes is relevant to the matter at issue. Similarly, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for disclosing a Trade Secret if that disclosure is (A) made in confidence to an attorney or a Federal, State, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the individual’s attorney and may use the Trade Secret information in the court proceeding, provided the individual (1) files any document containing the Trade Secret under seal; and (2) does not disclose the Trade Secret, except pursuant to court order.

(c) Non-Competition. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of Holder’s employment (for whatever reason), engage in a Prohibited Capacity within the Restricted Area on behalf of a business that manufactures, distributes, offers, sells or provides any Competing Products. “Competing Products” means any products and/or services that are similar in function or purpose to those offered by the Company and its Subsidiaries and as to which Holder had Involvement. “Involvement” means to have responsibilities, provide supervision, engage in dealings or receive Confidential Information and/or Trade Secrets about during the last two (2) years immediately preceding the end of Holder’s employment (the “Look Back Period”). “Prohibited Capacity” means to engage in the same or similar capacity or function that Holder worked for the Company and/or its Subsidiaries at any time during the Look Back Period or in a capacity that would otherwise result in the use or disclosure of Confidential Information. “Restricted Area” means those geographic areas in which the Company and its Subsidiaries do business and as to which business Holder had Involvement.

(d) Non-Solicitation of Customers. Holder agrees that he/she will not, directly or indirectly, during his/her employment and for a period of 12 months after the end of his/her employment (for whatever reason), solicit, induce or attempt to induce (or assist others to solicit) any customers or prospective customers of the Company and its Subsidiaries to cease doing business with the Company and its Subsidiaries or to buy a Competing Product. The prohibition in this Section 12(c) only applies to customers and prospective customers with which Holder had Involvement.

(e) Non-Solicitations of Employees. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of his/her employment (for whatever reason), solicit (or assist another in soliciting), induce, employ or seek to employ any individual employed by Company and/or its Subsidiaries. Where an additional restriction is required to enforce the foregoing, Holder’s non-solicitation obligation is limited to employees with whom Holder had Involvement.

(f) Reasonableness of Restrictions. Holder acknowledges that the temporal, activity and geographic limitations of Sections 12(b), (c), (d) and (e) above are reasonable in scope and narrowly constructed so as to protect only the Company and its Subsidiaries’ legitimate protectable interests, and will not prohibit Holder from obtaining meaningful employment following the end of Holder’s employment.

(g) Tolling of Restrictive Period. The periods described in Sections 12(b), (c), (d), and (e) above shall not run during any period of time in which the Holder is in violation of this paragraph, and shall toll during any such period of violation. If Holder resides in and is subject to the laws of Wisconsin, then this paragraph shall not apply.

(h) General. (i) Before accepting new employment, Holder will advise any such future employer of the restrictions in this Agreement. Holder agrees that the Company and its Subsidiaries may advise any such future employer or prospective employer of this Agreement and their position on the potential application of this Agreement without such giving rise to any legal claim. (ii) The obligations in this Agreement shall survive the termination of Holder’s employment and shall, likewise, continue to apply and be valid notwithstanding any change in Holder’s employment terms (such as, without limitation, a change in duties, responsibilities, compensation, position or title). (iii) The Subsidiaries are third party beneficiaries of the Agreement and may enforce the Agreement without the need for further consent or agreement by the Holder. (iv) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (v) This Agreement shall not be construed to supersede or replace any prior agreements containing confidentiality, nondisclosure, non-competition and non-solicitation provisions. Rather, the restrictions in this Agreement shall be read together with such prior agreements to afford the Company and its Subsidiaries the broadest protections allowed by law. (vi) If a court finds any of the Agreement’s restrictions unenforceable as written, the parties agree the court is authorized and expected under the terms of this Agreement to revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable, or if such revision is not permitted then to enforce the otherwise unreasonable or unenforceable restriction to such lesser extent as would be deemed reasonable and lawful within that jurisdiction. (vii) If Holder resides in California: Sections 12(c) and (e) shall not apply; Section 12(d) shall only apply if Holder uses or discloses the Company’s or its Subsidiaries’ trade secrets per Cal. Bus. & Prof. Code §16600; and Section 17 shall not apply.

13. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

14. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, may acquire any rights in accordance with this Agreement.

15. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Innovations, Inc., Attn. Chief Legal Officer, 1 Horizon Way, Building N, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

16. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

18. Administration Consistent With the Plan. Notwithstanding that the Award is being granted outside of the Plan, except as expressly provided otherwise, the Award will be administered in a manner consistent with the terms and conditions of the Plan. In the event that the provisions of this Agreement and the Plan conflict, the Agreement shall control. The Holder hereby acknowledges receipt of a copy of the Plan. By accepting the Award in the manner specified by the Company, Holder agrees to be bound by the terms and conditions of this Agreement and, if applicable to Holder, stock ownership guidelines established by the Company.

19. Section 409A. Any payment of Performance Shares to the Holder pursuant to this Agreement is intended to be exempt from Section 409A of the Code to the maximum extent possible as a short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4). However, if this Agreement and the Award are not so exempt, then this Agreement and Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Holder’s “termination of employment,” such term will be deemed to refer to Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of Holder’s separation from service, then to the extent any amount payable to Holder (a) is payable upon Holder’s separation from service, and (b) under the terms of this Agreement would be payable prior to the six-month anniversary of Holder’s separation from service, to the extent that payment under this Agreement is otherwise subject to the provisions of Section 409A of the Code, such payment will be delayed until the earlier to occur of: (x) the six-month anniversary of Holder’s separation from service and (y) the date of Holder’s death. If any applicable payment period begins in one calendar year and ends in the following calendar year, Holder shall not have the right to designate the year of the payment.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.

EXHIBIT A

State-Specific Modifications. The following limitations on the scope of this Agreement apply to Holders in California, Colorado, Illinois, Maryland, Minnesota, Texas and Wisconsin.

California

If Holder resides in California, then, following the termination of Holder’s employment with the Company, the following applies to Holder: (i) Section 12(c) shall not apply to Holder; (ii) Section 12(d) shall only apply to Holder if Holder uses or discloses the Company’s trade secrets per Cal. Bus. & Prof. Code §16600; (iii) Section 12(e) shall not apply to Holder; and (iv) Section 17 shall not apply.

Colorado

If Holder primarily resides and works for the Company in Colorado, the following exceptions shall apply to Holder: (1) Sections 12(c), 12(d), and 12(e) shall be interpreted to apply to the fullest extent permitted by Colo. Rev. Stat. §8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; (2) the Company provided Holder with notice of this Agreement before you accepted an offer of employment with the Company or provided Holder with notice of this Agreement and at least fourteen (14) days to review and sign this Agreement before the effective date of this Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the Agreement (if Holder is an existing employee); (3) Section 12(c) shall not apply to Holder after Holder’s employment ends unless Holder earns an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor; (4) Section 12(d) shall not apply to Holder after Holder’s employment ends unless Holder earns an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined by the Colorado Department of Labor; (5) Section 17 shall not apply to Holder; and (6) Holder acknowledges that Sections 12(c) and 12(d) contain covenants not to compete that could restrict Holder’s options for subsequent employment following Holder’s separation from the Company.

Illinois(a) Section 12(c) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $75,000 per year. Starting on January 1, 2027, Section 12(c) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $80,000 per year. Starting on January 1, 2032, Section 12(c) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $85,000 per year. Starting on January 1, 2037, Section 12(c) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $90,000 per year.

(b) Sections 12(d) and 12(e) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $45,000 per year. Starting on January 1, 2027, Sections 12(d) and 12(e) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $47,500 per year. Starting on January 1, 2032, Sections 12(d) and 12(e) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $50,000 per year. Starting on January 1, 2037, Sections 12(d) and 12(e) shall not apply to any Holder whose actual or expected annualized rate of earnings does not exceed $52,500 per year.

(c) The Agreement is modified to include the following Section 12(h): Holder has been provided with a period of at least fourteen (14) days advance notice of this Agreement prior to being required to execute it and is advised to seek the advice of legal counsel before entering into this Agreement.

Maryland

If Holder primarily resides in and works for the Company in Maryland, the terms of Section 12(c) do not apply to Holder after Holder’s employment terminates if Holder earns compensation equal to or less than the amount set forth in Maryland Code, Labor and Employment, § 3-716(a)(1).

Minnesota

If Holder primarily resides in and works for the Company in Minnesota, Section 12(c) shall apply to Holder during Holder’s employment, but shall not apply after Holder’s employment terminates. Further, Section 17 shall not apply to Holder if Holder primarily resides in and works for the Company in Minnesota.

Texas

If Holder resides in Texas, Holder acknowledges that, in exchange for Holder’s promises in this Agreement, from the inception of this Agreement and continuing on an ongoing basis during Holder’s employment with the Company, the Company promises to provide Holder with new Confidential Information to which Holder has not previously had access and of which Holder does not currently have knowledge only to perform Holder’s job.

Wisconsin

If Holder resides in Wisconsin, for so long as Holder resides in Wisconsin and to the extent that Wisconsin does not honor the choice of law provision in the Agreement, then the following applies to Holder: (1) Holder’s obligations not to disclose or use the Company’s Confidential Information set forth in Section 12(b) shall continue during Holder’s employment with the Company for as long as the Confidential Information is subject to protection as a trade secret under applicable law, or, if not subject to protection as a trade secret under applicable law, for thirty-six (36) months after Holder ceases to be employed by the Company; (2) Section 12(e) shall be replaced with the following language: “Non-Solicitation of Employees. Without limiting Holder’s obligations under Section 12(c) of this Agreement, Holder agrees that, during the Restrictive Period, Holder will not directly or indirectly, on Holder’s behalf or in conjunction with any other person, company or entity: (a) solicit or recruit any Company Employees to obtain employment with a person, company, or entity that sells products for a competitor in the Restricted Territory in a role in which the Company Employee will perform activities or services similar to the activities or services that the Company Employee performed for the Company during the 24 months prior to termination; (b) interfere with the performance by any such persons of their duties for the Company; or (c) communicate with any Company Employee for the purposes described herein”; and (3) Section 12(g) shall not apply to Holder.